Exhibit 3.10
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION
OF
SERIES C-1 NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
CORMEDIX INC.

The undersigned, Randy Milby, hereby certifies that:

I.  He is the duly elected and acting Chief Executive Officer of CorMedix Inc., a Delaware corporation (the “Company”).

II. That the Certificate of Designation of the Series C-1 Non-Voting Convertible Preferred Stock of the Company was filed with the Secretary of State of the State of Delaware on October 21, 2013 (the “Certificate of Designation”).

III. This Certificate of Amendment amends the Certificate of Designation as set forth below, which amendment was duly adopted by the Board of Directors of the Company and the holders of the outstanding shares of the Series C-1 Non-Voting Convertible Preferred Stock of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IV. That Section 5(a) of the Certificate of Designation is hereby deleted in its entirety and replaced with the following:

“(a)           The Series C-1 Preferred Stock shall rank: (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created (“Junior Securities”); (iii) on parity with the Series B Non-Voting Convertible Preferred Stock, the Series C-2 Non-Voting Convertible Preferred Stock and the Series C-3 Non-Voting Convertible Preferred Stock (together, “Parity Securities”), and (iv) junior to the Series D Non-Voting Convertible Preferred Stock and the Series E Non-Voting Convertible Preferred Stock (“Senior Securities”), in each case, as to dividends, distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.  The foregoing shall not preclude the Corporation from designating or issuing any Junior Securities.  Without the prior express written consent of Holders representing 66 2/3% of the outstanding shares of Series C-1 Preferred Stock and the Series C-2 Non-Voting Convertible Preferred Stock, voting together as a single class, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Series C-1 Preferred Stock in respect of the preferences as to dividends and other distributions, amortization and/or redemption payments, and/or payments upon a Liquidation Event.”

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Designation has been executed by a duly authorized officer of the Company on this 8th day of January, 2014.

CORMEDIX INC.

By:	/s/ Randy Milby
Name: Randy Milby
Title: Chief Executive Officer